Exhibit 99.2
New Details Presented at the World Parkinson Congress on Neurologix’s Successful Phase 2
Trial of Gene Therapy for Parkinson’s Disease
FORT LEE, N.J., October 1 /PRNewswire-FirstCall/ — Neurologix, Inc. (OTC Bulletin Board: NRGX), today announced that new details of the company’s landmark, randomized, double-blind Phase 2 clinical trial of NLX-P101, its investigational gene therapy for advanced Parkinson’s disease (PD), were presented during a symposium at the 2nd World Parkinson Congress in Glasgow, Scotland. Co-principal investigator of the trial, Dr. Peter Lewitt, Director of the Parkinson’s Disease and Movement Disorders program at Henry Ford Hospital, reported that, in addition to statistically significant improvements over the entire blinded study period in the off-medication motor scores between the treated and sham groups on the Unified Parkinson’s Disease Rating Scale (UPDRS) Part 3 (Motor section), 75 percent of patients in the treatment group were considered to have had a meaningful response to NLX-P101 (i.e., a five point or greater reduction in the off-medication UPDRS motor scores), which is comparable to the response rate of 71 percent in a recent study of Deep Brain Stimulation (Weaver FM, Follett K, Stern M, et al. Bilateral deep brain stimulation vs. best medical therapy for patients with advanced Parkinson’s disease: a randomized controlled trial. JAMA 2009; 301:63-73).
Dr. Lewitt also emphasized that results showed a positive safety profile for NLX-P101, with no serious adverse events related to the gene therapy or surgical procedure reported. Although details regarding the study methodology were also provided, such as catheter placement in the subthalamic nucleus (STN), specific quantitative outcomes were not discussed during the presentation, as these will be presented in a peer-reviewed publication, currently under review.
Earlier this year, Neurologix disclosed top-line results for this Phase 2 trial, announcing that study participants who received NLX-P101 experienced statistically significant and clinically meaningful improvements in off-medication motor scores compared to control subjects who received sham surgery. Patients enrolled in the trial had moderate to advanced PD and were not adequately responsive to current therapies.
“We are very pleased that Dr. Lewitt had the opportunity to provide more information about our study methodology and some further details as to the nature of the improvements seen in patients treated in our Phase 2 study. We remain confident in our study results, which we feel confirm that NLX-P101 has great potential to offer an important new therapy for patients with Parkinson’s disease,” said Clark A. Johnson, President and Chief Executive Officer of the Company.
Mr. Johnson added, “We continue to believe that the best venue for the full disclosure of our Phase 2 results would be in a respected peer-reviewed medical or scientific journal. All of the major details of our previous pre-clinical and clinical studies have been published in leading journals, including Science, The Lancet and the Proceedings of the National Academy of Sciences. We believe that the credibility provided by these publications enhance the value of our product and of our company.”

Neurologix, Inc. is a clinical-stage biotechnology company dedicated to the discovery, development and commercialization of gene transfer therapies for serious disorders of the brain and central nervous system (CNS). Neurologix’s investigational AAV (adeno-associated virus) vector gene therapy, NLX-P101, is a novel, non-dopaminergic approach that uses an inhibitory gene (glutamic acid decarboxylase or “GAD”) to selectively alter the neural circuitry affected in PD and, thereby, normalize brain physiology. Neurologix’s technology is the only gene therapy strategy currently in development which bypasses the dopamine system.
Neurologix and Gene Therapy — A Novel Approach to Parkinson’s Disease
In Parkinson’s disease, patients lose dopamine-producing brain cells, resulting in substantial reductions in the activity and amount of GABA (gamma-aminobutyric acid), the major inhibitory neurotransmitter in the brain. This contributes to an abnormal increase in activity of the STN of the brain, a key regulatory center for movement, and causes a dysfunction in brain circuitry responsible for coordinating movement. GABA is made by a gene called glutamic acid decarboxylase, or GAD.
Neurologix’s gene therapy approach to PD aims to reset the overactive brain cells to inhibit electrical activity and return brain network activity to more normal levels. The strategy involves restoring GABA and thus improving the patient’s motor control by using an AAV vector (a disabled, non-pathogenic virus) to deliver the GAD gene back into the STN. Increasing GAD causes more GABA to be synthesized, thus helping to calm the STN over-activity.
NLX-P101 is delivered to the brain through a standard, minimally-invasive surgical procedure that uses similar techniques to those currently employed in traditional surgery for PD. The Neurologix gene therapy procedure, however, does not require general anesthesia nor implantation of a permanent medical device in the brain.
Study Details
This double-blind, multi-center, randomized, sham-procedure-controlled Phase 2 study was designed to evaluate the safety and efficacy of NLX-P101 in patients with moderate to advanced PD who were not well-controlled on available medical therapy. Trial participants were randomized to receive either an infusion of NLX-P101 bilaterally into each subthalamic nucleus, or a sham infusion of a sterile saline solution. Each procedure was carried out under local anesthesia.
The primary measure of efficacy in the study was the difference in off-medication motor scores between the treated and sham groups on the UPDRS Part 3 (Motor section), which has long been the standard for clinical assessment in Parkinson’s disease. All subjects were evaluated at baseline as well as at one, three and six months after undergoing surgery.
The trial also showed that NLX-P101 was well-tolerated with no serious adverse events related to the drug or procedure reported. All treated subjects will continue to be monitored for safety for a 12-month period following their surgical procedure.

About Parkinson’s Disease
Parkinson’s disease is a progressive and debilitating neurodegenerative disorder that arises from the gradual deterioration of nerve cells in the brain. It affects the control of bodily movement and is characterized by four principal symptoms: limb tremor, limb rigidity, bradykinesia (slowness of movement) and postural instability (trouble with balance). Parkinson’s disease is a disease of late middle age, usually affecting people over the age of 50. According to the National Parkinson Foundation, one million Americans currently have PD, and an estimated 50,000 to 60,000 new cases are diagnosed each year in the United States. Standard therapy for PD often involves use of levodopa, a drug which stimulates production of dopamine. Unfortunately, many patients develop complications from dopaminergic interventions. Alternative treatments include deep brain stimulation, which requires general anesthesia and the implantation of permanent medical devices in the brain.
About Neurologix
Neurologix, Inc., (OTC Bulletin Board: NRGX) is a clinical-stage biotechnology company dedicated to the discovery, development, and commercialization of gene transfer therapies for serious disorders of the brain and CNS. Neurologix’s therapeutic approach is built upon the groundbreaking research of its scientific founders and advisors, whose accomplishments have formed the foundation of gene therapy for neurological illnesses. The Company’s current programs address such conditions as Parkinson’s disease, epilepsy, depression and Huntington’s disease, all of which are large markets not adequately served by current therapeutic options. For more information, please visit the Neurologix website at http://www.neurologix.net/.
Cautionary Statement Regarding Forward-Looking Statements
This news release includes certain statements of the Company that may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and which are made pursuant to the Private Securities Litigation Reform Act of 1995. These forward-looking statements and other information relating to the Company are based upon the beliefs of management and assumptions made by and information currently available to the Company. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events, or performance, as well as underlying assumptions and statements that are other than statements of historical fact. When used in this document, the words “expects,” “promises,” “anticipates,” “estimates,” “plans,” “intends,” “projects,” “predicts,” “believes,” “may” or “should,” and similar expressions, are intended to identify forward-looking statements. These statements reflect the current view of the Company’s management with respect to future events. Many factors could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements, including, but not limited to, the following:
•	The Company is still in the development stage and has not generated any revenues. From inception through June 30, 2010, it incurred net losses and negative cash flows from operating activities of approximately $55.7 million and $41.6 million, respectively. Management believes that the Company will continue to incur net losses and cash flow deficiencies from operating activities for the foreseeable future. Because it may take years to develop, test and obtain regulatory approval for a gene-based therapy product before it can be sold, the Company likely will continue to incur significant losses for the foreseeable future. Accordingly, it may never be profitable and, if it does become profitable, it may be unable to sustain profitability.

•	At June 30, 2010, the Company had cash and cash equivalents of approximately $4.5 million. Based on its cash flow projections, the Company will need additional financing to carry out its planned business activity and to complete its plan of operations through December 31, 2010. At the Company’s present level of activities, the Company’s cash and cash equivalents are believed, at this time, to be sufficient to fund its operations only into the fourth quarter of 2010. Accordingly, there is substantial doubt as to the Company’s ability to continue as a going concern. The Company is currently seeking to raise funds, through public or private equity offerings, debt financings or corporate collaboration and licensing arrangements, sufficient to finance its ongoing operations. The Company does not know whether additional financing will be available when needed, or if available, will be on acceptable or favorable terms to it or its stockholders.

•	The Company will need to conduct future clinical trials for treatment of Parkinson’s disease using the Company’s NLX technology. If the trials prove unsuccessful, future operations and the potential for profitability will be materially adversely affected and the business may not succeed.

•	There is no assurance as to when, or if, the Company will be able to successfully receive approval from the FDA on its Investigational New Drug Application to commence a Phase 1 clinical trial for the treatment of epilepsy.

•	There is no assurance as to when, or if, the Company will be able to successfully complete the required preclinical testing of its gene therapy for the treatment of depression or Huntington’s disease to enable it to file an Investigational New Drug Application with the FDA for permission to begin a Phase 1 clinical trial or that, if filed, such permission will be granted.
Other factors and assumptions not identified above could also cause the actual results to differ materially from those set forth in the forward-looking statements. Additional information about factors that could cause results to differ materially from management’s expectations is found in the section entitled “Risk Factors” in the Company’s 2009 Annual Report on Form 10-K. Although the Company believes these assumptions are reasonable, no assurance can be given that they will prove correct. Accordingly, you should not rely upon forward-looking statements as a prediction of actual results. Further, the Company undertakes no obligation to update forward-looking statements after the date they are made or to conform the statements to actual results or changes in the Company’s expectations.
Contacts:
Neurologix
Marc Panoff, 201-592-6451
Chief Financial Officer
marcpanoff@neurologix.net
Cohn & Wolfe
Jennifer Paganelli, 212-798-97847
Jennifer.Paganelli@cohnwolfe.com